UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 27, 2005

InPlay Technologies, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-15069	88-0308867
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

234 South Extension Road Mesa, Arizona		85210
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (480) 586-3300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

           On July 27, 2005 InPlay Technologies, Inc., a Nevada corporation (the “Company”) entered into an agreement and plan of merger to acquire privately held FinePoint Innovations, Inc. a developer of patented digital writing pen solutions for tablet PCs. Upon the execution of the agreement, the Company agreed to provide a standby letter of credit to support production related to a purchase order from a major computer supplier.  The letter of credit is evidenced by a promissory note and the obligations under the note are secured by all assets of FinePoint.  In the event the merger is not consummated, all amounts due to the Company on the credit facility will become due and payable from payment of receivables from customers or other revenue of FinePoint.  The amounts outstanding under the note will bear interest at 1% per annum plus interest and expenses related to the LOC and will be due on February 28, 2006.  The Company also agreed to provide immediate funding to FinePoint up to a maximum of $300,000 in the form of convertible debt prior to closing evidenced by a promissory note and secured by all assets of FinePoint.  The debt bears interest at 9% per annum and all principal under the note is convertible into 10% of FinePoint’s common stock on a fully diluted basis only upon the consummation of the merger.  Conversion of the note will reduce the number of InPlay shares issued. Interest under the note may be paid in cash at maturity or added to the conversion calculation on the conversion date.  In the event the merger is not consummated, all amounts due to the Company under the loan commitment will be due on February 28, 2006. In the event FinePoint terminates the definitive agreement due to a superior offer to purchase FinePoint, the note shall become due and payable within 30 days.

          Upon closing , the Company will issue up to 600,000 shares of its restricted common stock to the shareholders of FinePoint. The Company will issue additional restricted shares of common stock with a value between $800,000 and $1.5 million upon FinePoint achieving accumulated earnings before interest and taxes (“EBIT”) over $3.2 million through December 31, 2007.  The number of earn-out shares will depend upon the level of EBIT achieved and InPlay’s stock price as further described in the agreement. Both the initial shares and the earn-out shares will be reduced if the Company converts any outstanding convertible debt into FinePoint shares.  Upon closing, Stephen Caldwell will remain the President of FinePoint and will report to InPlay’s Chief Executive Officer.

          On August 2, 2005, the Company issued a press release announcing the execution of the merger agreement.  A copy of the press release is attached as Exhibit 99.1.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

           The Company hereby incorporates the discussion contained in Item 1.01 of this Form 8-K regarding the terms and conditions of the letter of credit facility and the convertible note issued in connection with the agreement and plan of merger with FinePoint Innovations.  The promissory note and credit facility note are attached as Exhibits 10.14 and 10.15, respectively.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INPLAY TECHNOLOGIES, I NC.

Date: August 2, 2005
	By:	/s/ ROBERT J. BRILON

Robert J. Brilon
President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer (Principal Executive, Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description:

2.2	Agreement and Plan of Merger, dated July 27, 2005, among InPlay Technologies, Inc.; FPI Acquisition, Inc.; FinePoint Innovations, Inc.; and Stephen Caldwell

10.14	FinePoint Innovations Convertible Promissory Note ($300,000), dated July 27, 2005, issued in favor of InPlay Technologies, Inc.

10.15	Form of Credit Facility Note, dated July 27, 2005, issued by FinePoint Innovations in favor of InPlay Technologies, Inc.

99.1	Press Release issued August 2, 2005 announcing the execution of the Agreement and Plan of Merger with FinePoint Innovations.